UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 07, 2007

TRUE PRODUCT ID, INC.

(Exact name of registrant as specified in this charter)

Delaware (State or other jurisdiction of incorporation)	000-29249 (Commission File Number)	16-1499611 (IRS Employer Identification no.)

2600 Center Square West, 1500 Market Street,

Philadelphia, PA

            19102

      (Address of Principal Executive Offices)

(Zip Code)

(215) 496-8102

(Registrant's Telephone Number, including area code)

N/A

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 142-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 07, 2007, the board of directors appointed William R. Dunavant as the Company’s Chief Executive Officer. James MacKay also voluntarily relinquished his position as Chairman of the Board to Mr. Dunavant who was appointed the new Chairman of the Board.

Item 8.01 Other Events

On November 07, 2007 the Board of Directors of the Company voted to effect a 30:1 reverse split of the Company’s common stock. This action was then authorized and approved by the holders of a majority of the outstanding common shares of True Product ID Inc. authorized to vote.  The Board then passed a resolution to effectuate the rerse split immediately, in accordance with all applicable rules and regulations pertaining thereto.

The corporate actions taken were authorized pursuant to shareholders written consent in accordance with the provisions set forth in Section 228 of the General Corporation Law of the State of Delaware and Article I, Section 7 of the Company’s bylaws.

The Board also authorized the change in the Corporation’s Principal Executive Offices to 1615 Walnut Street, 3rd Floor, Philadelphia, PA 19103. (215) 972-1601.

On November 07, 2007 the Board of Directors of the Company has also voted to retain Rene Hamouth (Hamouth Family Trust trustee) to consult and assist the Company in market matters. The Company has authorized the issuance of three million (3,000,000) common shares post reverse split of the Company to the Hamouth Family Trust as consideration for consulting the Company regarding market matters.

Item 9.01.   Financial Statements, Pro forma Financial Information and Exhibits.

(c)  Exhibits

Exhibits	Description
99.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

True Product ID, Inc.

By:	/s/ Sergio Luz
Sergio Luz, President

Date:  November 07, 2007